UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 20, 2008
AMERICAN SKIING COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-13057	04-3373730

(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)
1526 UTE BLVD., SUITE 206, PARK CITY, UTAH 84098
(Address of principal executive offices)
Registrant’s telephone number, including area code: (435) 604-0786
N/A
(Former name or former address, if changed since last report.)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.
As previously reported, on September 10, 2007, American Skiing Company (the “Company”) filed a Certificate of Dissolution with the Delaware Secretary of State in accordance with its previously announced plan of complete dissolution and liquidation adopted by its Board of Directors on June 20, 2007 and by written consent of a majority of its stockholders on June 20, 2007. The dissolution became effective as of 12:01 a.m. on September 13, 2007. Upon effectiveness of the dissolution, the Company closed its stock transfer books and discontinued recording transfers of its stock on its books, except by will, intestate succession or operation of law. Trading of the Company’s stock on the OTC Bulletin Board also ceased on September 13, 2007. The Company’s corporate existence will cease on September 13, 2010.
Pursuant to the Company’s plan of dissolution and liquidation, after provision for all the known, unascertained or contingent debts, obligations and liabilities of the Company and anticipated expenses associated with the continued wind-down of the Company’s operations and dissolution of the Company (collectively, the “Claims”), payment or distributions will be made to the holders of the Company’s Series C-1 convertible participating preferred stock and Series C-2 preferred stock (collectively, the “Series C preferred stock”) in satisfaction of the liquidation preference of the Series C preferred stock before any payments or distributions are made to the holders of common stock.
On November 20, 2008, the Company made a distribution to the holders of the Series C preferred stock in the amount of $71,000,000.00 in senior secured notes due 2010 issued by Talisker Canyons Finance Co LLC (“Talisker”). On November 21, 2008, the Company made a distribution to the holders of the Series C preferred stock in the amount of $111,000,000.00 in cash. The senior secured notes due 2010 were issued by Talisker as part of the Company’s sale of The Canyons, and the terms of the senior secured notes are fully described in the Company’s current report on Form 8-K dated June 30, 2008. Following the sale of The Canyons (the Company’s last remaining operating asset), the Company established a cash reserve on account of the Claims in the amount of $14.0 million (the “Reserves”). The Series C preferred stock had a liquidation preference of approximately $483.0 million as of September 1, 2008. Immediately following the aforementioned distributions, the Series C preferred stock will have a remaining liquidation preference of $312.0 million as of November 21, 2008.
Any portion of the Reserves which remain following the payment of the Claims and wind-down of the Company’s business will be distributed to the holders of the Series C preferred stock in accordance with the Company’s plan of dissolution.
As previously announced in the Definitive Information Statement on Schedule 14C relating to the plan of dissolution and liquidation filed by the Company with the Securities and Exchange Commission (the “SEC”) on July 2, 2007, the Company does not expect to make any payments or distributions with respect to shares of the Company’s common stock pursuant to the Company’s dissolution and liquidation following payment to the holders of its Series C preferred stock.
This report constitutes the Company’s final filing under the Securities Exchange Act of 1934.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 24, 2008	American Skiing Company
	By:	/s/ Helen E. Wallace
		Name:	Helen E. Wallace
		Title:	Senior Vice President and Chief Financial Officer

2